Section 2: EX – 99.1 (PRESS RELEASE)	Exhibit 99.1

Filed by Orrstown Financial Services, Inc. Commission File No.: 001-34292

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports First Quarter Earnings of $3,406,000-Increase of 12.6% vs. First Quarter 2009 Maintains Quarterly Dividend at $0.22 per share

Shippensburg, PA (April 22, 2010) – Orrstown Financial Services, Inc. (NASDAQ: ORRF) is pleased to announce net operating results for the first quarter ended March 31, 2010.

Highlights for Orrstown Financial Services, Inc.:

•	Net income of $3,406,000 for the first quarter of 2010, an increase of 12.6% vs. first quarter of 2009

•	Net interest income improved by 30.9% vs. first quarter of 2009

•	Net interest margin improved by 36 basis points vs. first quarter of 2009

•	Primary earnings per share increased 10.6% vs. first quarter of 2009

•	Loans increased 8.5% and deposits increased 27.6% vs. first quarter of 2009

For the first quarter of 2010, Orrstown Financial Services, Inc. improved net income by $381,000, an increase of 12.6% vs. the same quarter last year. As a result of the Company’s continued growth, net interest income for the first quarter of 2010 was $10,497,000; an increase of $2,475,000 over the $8,022,000 realized during the same quarter in 2009. Non-interest income showed an increase of 12.7%, while non-interest expenses rose 14.4%. During the first quarter of 2010, core earnings solidified as the net interest margin increased to 3.76%, a gain of 36 basis points vs. the same quarter in 2009. Balance sheet growth of 21.4% over last year resulted in total assets reaching $1.316 billion as of March 31, 2010.

Commenting on the quarterly performance, Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “Our core fundamentals remain solid and we were pleased with our first quarter results given the challenging economic conditions.” In March, Orrstown Financial Services, Inc. completed a common stock offering that netted approximately $37.5 million in additional capital positioning the Company to take advantage of future opportunities, and ensuring that its capital ratios remain strong. Mr. Quinn continued, “Our common stock offering was well received by the investment community and was one of the strongest capital raises by a financial institution this year in terms of price to book value.”

The Board of Directors approved a second quarter cash dividend of $.22 per share for shareholders of record on May 7, 2010. The dividend will be paid on May 19, 2010.

A summary of financial highlights follows:

For Quarter Ended:	March 31, 2010	March 31, 2009	% Change
Net Income	$3,406,000	$3,025,000	+12.6%
Primary Earnings Per Share	$.52	$.47	+10.6%
Diluted Earnings Per Share	$.50	$.45	+11.1%
Dividends Per Share	$.22	$.22	0.0%
Return on Average Assets	1.12%	1.15%
Return on Average Equity	12.18%	11.84%
Return on Average Tangible Assets (1)	1.15%	1.19%
Return on Average Tangible Equity (1)	15.12%	15.08%
Net Interest Income	$10,497,000	$8,022,000	+30.9%
Net Interest Margin	3.76%	3.40%

Balance Sheet Highlights:	March 31, 2010	March 31, 2009	% Change
Assets	$1,316,038,000	$1,084,363,000	+21.4%
Loans, Gross	$898,276,000	$827,738,000	+8.5%
Reserve for Loan Losses	$12,020,000	$7,174,000	+67.5%
Deposits	$997,675,000	$782,076,000	+27.6%
Equity	$151,982,000	$105,102,000	+44.6%
Tangible Equity (1)	$131,109,000	$83,975,000	+56.1%

(1)	Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Company’s core operating results and believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excluded goodwill and other intangible assets from the calculation of risk-based capital ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

For Quarter Ended:	March 31, 2010	March 31, 2009
Return on Average Assets (GAAP basis)	1.12%	1.15%
Effect of excluding average intangible assets and related amortization	0.03%	0.04%
Return on Average Tangible Assets	1.15%	1.19%
Return on Average Equity (GAAP basis)	12.18%	11.84%
Effect of excluding average intangible assets and related amortization	2.94%	3.24%
Return on Average Tangible Equity	15.12%	15.08%

Tangible equity is a non-GAAP financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is Shareholders’ Equity. In order to calculate tangible equity, Company management subtracts intangible assets from Shareholders’ Equity. A reconciliation of tangible equity to Shareholders’ Equity is set forth below.

At End of Quarter:	March 31, 2010	March 31, 2009
Shareholders’ Equity	151,982,000	105,102,000
Intangible Assets	20,873,000	21,127,000

Tangible Equity	131,109,000	83,975,000

With over $1.3 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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